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                                    ALLEGHENY ENERGY SOLUTIONS, INC.
                                    STATEMENT OF INCOME
                                    FOR THE PERIODS ENDED JUNE 30, 1998
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                                                     Three Months EndYear To Date Ended
                                                     June 30, 1998   June 30, 1998

            OPERATING REVENUES:
IA05           Residential                            $1,656,467      $3,047,924
IA09           Commercial                              3,075,033       5,660,882
IA13           Industrial                              1,818,157       3,381,245
               Wholesale and Other                            17              17
                  Total Operating Revenues             6,549,674      12,090,068

            OPERATING EXPENSES:
              Power costs:
IC09              Purchased Power                      5,737,668      10,688,177
IC22          Customer Accounting & Services             650,765       1,417,307
IC25          Administrative & General                   470,958         759,002
                  Total Operation & Maintenance        6,859,391      12,864,486

IC29           Depreciation                                4,535           9,017
IC35           Taxes other than income taxes             295,406         604,200
IC42           Federal and state income taxes            (89,528)       (256,463)
                          Total Operating Expenses     7,069,804      13,221,240
                          Operating Income              (520,130)     (1,131,172)

IG09        Other Income, Net                            362,284         664,133

            Interest Charges                               8,421           9,249


            Net Income                                 ($166,268)      ($476,289)

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                                      Unaudited